EXHIBIT 23.1
                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statements of PharmaNetics, Inc. (formerly Cardiovascular Diagnostics, Inc.) on Forms S-8 (File Nos. 333-32901, 333-32901-99 and 333-68357) of our report dated February 23, 1999 on our audits of the consolidated financial statements and the consolidated financial statement schedule of PharmaNetics, Inc. and subsidiaries as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, which report is included in this Annual Report on Form 10-K.

PRICEWATERHOUSECOOPERS LLP

Raleigh, North Carolina
March 26, 1999